Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

DIH HOLDING US, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee($)

Fees to Be Paid	Equity	Class A Common Stock	457	(c)(1)	2,419,797		3.175	(3)	7,682,856	$0.0001476	1,133.99

Fees to be Paid	Equity	Class A Common Stock	457	(f)(1)	18,470,414			(4)	58,643,565	0.0001476	8,655.79
Fees Previously Paid	Equity	Class A Common Stock issuable upon exercise of the Warrants	457	(g)(1)	13,335,000	(5)	11.50	(6)	153,352,500	0.00011020	16,899.45
Fees Previously Paid	Equity	Warrants	457	(f)(1)	26,670,000			(7)	514,731	0.00011020	56.72
	Total Offering Amounts						—		—	—	1,081.23
	Total Fees Previously Paid						—		—	—	29,255.95
	Total Fees Offsets						—		—	—	—
	Net Fee Due						—		—	—	9,789.78

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	Calculated in accordance with Rule 457(c)(1) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Class A Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) on July 24, 2024 ($3.175 per Class A Common Share)
(4)	Calculated in accordance with Rule 457(f)(1) under the Securities Act based on the average of the high and low prices of the Aurora Technology Acquisition Corporation (“ATAK”) Class A Ordinary Shares on Nasdaq on May 9, 2023 ($10.47 per Class A Ordinary Share).
(5)	Consists of 10,100,000 shares issuable upon exercise of the public warrants and 3,235,000 shares issuable upon the exercise of private warrants.
(6)	Calculated in accordance with Rule 457(g)(1) under the Securities Act, based on the exercise price of the warrants ($11.50 per share). No fee is due as the shares issuable pursuant to the exercise of options were previously registered on the Registrant’s Registration Statement on Form S-4 filed on May 12, 2023.
(7)	Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of the ATAK Public Warrants on the Nasdaq on May 9, 2023 ($0.0193 per Public Warrant).